Exhibit 21

List of Subsidiaries

-          Island Mortgage Network, Inc.
-          First Equities Service Corp.
-          Citizens Mortgage Service Company
-          First Equities Commercial Corp
-          Queen City Mortgage Co.
-          Alliance Mortgage Corp
-          Pioneer Financial Group, Inc.
-          Arrowhead Mortgage Company, Inc.
-          AppOnline Internet R&D Corp.
-          Western National Funding, Inc.
-          Cyber Media Group, Inc.